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                                                               EXHIBIT (a)(1)(A)


                            STRAYER EDUCATION, INC.

               OFFER TO PURCHASE FOR CASH UP TO 8,500,000 SHARES
                    OF ITS COMMON STOCK AT $25.00 PER SHARE

            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
               AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 15, 2001,
                         UNLESS THE OFFER IS EXTENDED.

     Strayer Education, Inc., a Maryland corporation, hereby offers to purchase shares of its common stock, $.01 par value per share, at a price of $25.00 per share net to the seller in cash, without interest, which we refer to as the "purchase price." Our offer is made upon the terms and subject to the conditions set forth herein and in the related letter of transmittal. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements, as the "offer."

     We are offering to purchase a total of 8,500,000 shares of our common stock. All shares of our common stock properly tendered and not validly withdrawn will be purchased at the purchase price, subject to the terms and the conditions of the offer, including the proration and conditional tender provisions. All shares of our common stock purchased by us in the offer will be purchased for $25.00 per share in cash, without interest. All shares of our common stock not purchased pursuant to the offer, including shares not purchased because of proration or conditional tenders, will be returned at our expense to you or to other persons at your direction. We reserve the right, in our sole discretion, to purchase more than 8,500,000 shares of our common stock pursuant to the offer. See Sections 1 and 15.

     THE OFFER IS CONDITIONED ON THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 7,175,000 SHARES OF OUR COMMON STOCK. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS, INCLUDING THAT THE PURCHASE AGREEMENT UNDER WHICH WE ARE SELLING OUR SERIES A CONVERTIBLE PREFERRED STOCK IN A PRIVATE TRANSACTION SHALL NOT HAVE BEEN TERMINATED. SEE SECTION 7.

     OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER IN CONNECTION WITH THE PURCHASE AGREEMENT MENTIONED ABOVE AND DESCRIBED BELOW. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. OUR FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER, RON K. BAILEY, AND HIS WIFE, TOGETHER, OUR LARGEST STOCKHOLDER, HAVE AGREED TO TENDER 7,175,000 OF THE 8,175,000 SHARES HELD BY THEM PURSUANT TO THE OFFER. HOWEVER, THE OFFER IS DESIGNED TO ENSURE THAT OTHER STOCKHOLDERS HAVE THE SAME OPPORTUNITY TO TENDER AS DO THE BAILEYS. WE HAVE BEEN ADVISED THAT NONE OF OUR OTHER DIRECTORS AND OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

     Shares of our common stock are listed and traded on The Nasdaq Stock Market, Inc. National Market under the symbol "STRA." As of April 16, 2001, the closing price of our common stock, as reported on The Nasdaq National Market, was $36.44 per share, which exceeds the purchase price by $11.44 per share. We urge you to obtain current market quotations for our common stock. See Section 8.

     You should direct questions or requests for assistance or for additional copies of this offer to purchase or the letter of transmittal to Harry T. Wilkins, Chief Financial Officer, Strayer Education, Inc., 8550 Cinder Bed Road, Newington, Virginia 22122 (telephone: (703) 339-2558).

                                 April 17, 2001
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                       IMPORTANT STOCKHOLDER INFORMATION

     If you wish to tender all or any part of your shares of common stock registered in your name, you should follow the instructions described in Section 3 carefully, including completing and signing a letter of transmittal (or a facsimile thereof) in accordance with the instructions in the letter of transmittal and either mailing or delivering it with your share certificates and any other required documents, to American Stock Transfer & Trust Company, the Depositary.

     If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the nominee if you desire to tender your shares and request that the nominee tender them for you.

     If you desire to tender shares of common stock and your certificates for the shares cannot be delivered to the Depositary or you cannot comply with the procedure for book-entry transfer or your other required documents cannot be delivered to the Depositary, in any case, by the expiration of the offer, you must tender your shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     To properly tender shares, you must validly complete the letter of transmittal.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.
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                               SUMMARY TERM SHEET

     This summary highlights the most material information from this offer to purchase, but you should realize it does not describe all of the details of the offer to purchase to the same extent as described in the rest of this document. We urge you to read carefully this entire offer to purchase and related letter of transmittal to understand the offer fully and for a more complete description of the terms of the offer. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

-  WHAT SECURITIES ARE WE OFFERING TO PURCHASE?

We are offering to purchase 8,500,000 shares of our common stock or any lesser number of shares that stockholders properly tender in the offer, so long as at least 7,175,000 shares of our common stock have been tendered (and not validly withdrawn). If more than 8,500,000 shares are tendered, all shares tendered and not validly withdrawn will be purchased on a pro rata basis, except for "odd lots" which will be purchased on a priority basis. (Page 7)

-  HOW MUCH WILL WE PAY YOU FOR YOUR SHARES AND IN WHAT FORM OF PAYMENT?

We will pay $25.00 in cash, without interest, for each share we purchase pursuant to the offer. All shares purchased will be purchased at this price. We will not offer, nor will we pay, different prices to different stockholders.

Stockholders whose shares are purchased in the offer will be paid the purchase price, net in cash, without interest, as soon as practicable after the expiration of the offer period. Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. (Page 17)

-  DO WE HAVE THE FINANCIAL RESOURCES TO PAY YOU FOR YOUR SHARES?

We expect to fund the purchase of shares pursuant to the offer and the payment of related fees and expenses from available cash on hand and from the proceeds of the issuance of 5,769,231 shares of our series A convertible preferred stock to New Mountain Partners, L.P. ("New Mountain") and DB Capital Investors, L.P. ("DB Capital" and together with New Mountain, the "Investors"), for an aggregate purchase price of $150,000,000. The sale of the series A convertible preferred stock, which is subject to customary closing conditions, will close immediately prior to the close of the tender offer. In the event we cannot complete the sale of the series A convertible preferred stock and the preferred stock purchase agreement is terminated, we will terminate the offer.

The offer is not subject to our receipt of any additional financing. (Page 20)

- WHEN DOES THE OFFER EXPIRE? CAN WE EXTEND THE OFFER, AND IF SO, HOW WILL YOU BE NOTIFIED?

The offer expires May 15, 2001, at 5:00 p.m., New York City time, unless we extend the offer.

We may extend the offer at any time but we cannot assure you that the offer will be extended or, if extended, for how long.

If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. (Page 30)

-  WHAT IS THE PURPOSE OF THE OFFER?

On November 28, 2000, we entered into a preferred stock purchase agreement pursuant to which we agreed to issue to the Investors a total of 5,769,231 shares of our series A convertible preferred stock at a purchase price of $26.00 per share, for aggregate proceeds of $150 million. In that purchase agreement, we agreed to use the proceeds from the sale of the series A convertible preferred stock, combined with most of our cash on hand, to effect the offer. Our former president and chief executive officer, Ron K. Bailey, and his wife, together, our largest stockholder, have agreed to tender 7,175,000 of the 8,175,000 shares

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held by them pursuant to the offer. However, the offer is designed to ensure that other stockholders have the same opportunity to tender as do the Baileys.

The offer is being made because our board of directors determined that the offer constitutes a prudent use of our financial resources, given our business profile, assets and current market price, and to facilitate a significant investment by New Mountain and DB Capital. Our board believes that the Investors can provide a long-term plan to accelerate our growth while addressing the need for management succession and the need to resolve the uncertainty regarding our long-term ownership. Our board of directors also believes that our financial condition and outlook and current market conditions, including recent trading prices of our common stock as compared to the terms of the offer, make this an attractive time to repurchase a portion of our outstanding shares, and is consistent with our long-term corporate goal of increasing stockholder value. Our former president and chief executive officer, Ron K. Bailey, and his wife, together, our largest stockholder, have agreed to tender 7,175,000 of the 8,175,000 shares held by them pursuant to the offer. However, the offer is designed to ensure that other stockholders have the same opportunity to tender as do the Baileys. After the offer is completed, we believe that our financial condition, access to capital and outlook for continued favorable cash flow generation will allow us to continue to reinvest in our business, including the ongoing expansion of the number of campuses at which we offer our programs. (Page 9)

-  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

Our obligation to accept for payment, purchase or pay for any shares tendered depends upon a number of conditions, including:

     - There shall have been validly tendered and not withdrawn prior to the expiration of the offer 7,175,000 shares of our common stock. This condition will be satisfied upon the tender of 7,175,000 shares by the Baileys, which they have agreed to do.

     - We shall have obtained all necessary material approvals, permits, authorizations and consents from governmental, administrative and regulatory agencies to issue the series A convertible preferred stock and complete the offer.

     - No legal action shall have been threatened, pending or taken, that might adversely affect the issuance of the series A convertible preferred stock, the consummation of the offer or that might impose a material limitation on our ownership or operation of all or a material portion of our business or assets.

     - The agreement to issue the series A convertible preferred stock to the Investors shall not have been terminated in accordance with its terms. (Page 18)

-  HOW DO YOU TENDER YOUR SHARES?

If you decide to tender your shares, you must either:

     - deliver your shares by mail, physical delivery or book-entry transfer, and deliver a completed and signed letter of transmittal or an Agent's Message to the Depositary before 5:00 p.m., New York City time, on May 15, 2001; or

     - if your share certificates are not immediately available for delivery to the Depositary, comply with the guaranteed delivery procedure before 5:00 p.m., New York City time, on May 15, 2001.

If you have any questions, you should contact your broker for assistance. (Page
13)

-  DURING WHAT PERIOD OF TIME CAN YOU WITHDRAW PREVIOUSLY TENDERED SHARES?

You may withdraw your tendered shares at any time before 5:00 p.m., New York City time, on May 15, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered shares at any time until the expiration of the offer. In addition, unless we accept your tendered shares for payment before 12:00 midnight, New York City time on June 12, 2001, you may withdraw your tendered shares at any time after June 12, 2001. (Page 16)
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-  HOW DO YOU WITHDRAW SHARES YOU HAVE PREVIOUSLY TENDERED?

You must deliver on a timely basis a written, telegraphic or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of those shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. (Page 16)

- IN WHAT ORDER WILL TENDERED SHARES BE PURCHASED? WHAT IF TOO MANY SHARES ARE TENDERED?

First, we will purchase shares from all holders of "Odd Lots" of 99 shares or less who properly tender all of their shares; and

Second, after purchasing all shares from the "Odd Lot Holders," we will then purchase shares from all other stockholders who properly tender shares on a pro rata basis, subject to the conditional tender provisions described in Section 6.

Consequently, if the offer is oversubscribed, then all of the shares that you tender in the offer may not be purchased. (Page 8)

-  WHEN WILL YOU BE PAID FOR YOUR SHARES PURCHASED IN THE OFFER?

We anticipate that the Depositary will begin to mail checks for shares we purchase within five to ten business days after the expiration of the offer, but we do not know exactly when you will receive these checks. (Page 17)

- WILL YOU HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAXES ON YOUR SHARES PURCHASED IN THE OFFER?

You will not be obligated to pay brokerage fees or commissions, or, except as set forth in Instruction 7 to the letter of transmittal, transfer taxes on the sale of shares pursuant to the offer. If you hold your shares with your broker or bank, we urge you to consult with your broker or bank to determine whether service charges or other fees are applicable. (Pages 13)

-  WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

Our board of directors approved the offer in connection with its approval of the purchase agreement with the Investors. However, neither we nor our board of directors makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must decide whether to tender your shares and, if so, how many shares to tender.

Our former president and chief executive officer, Ron K. Bailey, and his wife, together, our largest stockholder, have agreed to tender 7,175,000 of the 8,175,000 shares held by them pursuant to the offer. However, the offer is designed to ensure that other stockholders have the same opportunity to tender as do the Baileys. We have been advised that none of our other directors and officers intends to tender shares pursuant to the offer. (Pages 9, 11)

You should be aware that you may be able to obtain more for your shares in the market than in the offer even taking transaction costs into account.

-  WHAT IS THE RECENT MARKET PRICE OF YOUR SHARES?

As of April 16, 2001, the closing price of our common stock, as reported on The Nasdaq National Market, was $36.44 per share, which exceeds the purchase price by $11.44 per share.

You are urged to obtain current market quotations for the shares. (Page 19)

-  WILL YOU HAVE TO PAY TAXES IF WE PURCHASE YOUR SHARES IN THE OFFER?

Generally, your sale of shares pursuant to the offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. For
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federal income tax purposes, the cash you receive will be treated either as (1)
a sale or exchange eligible for capital gains treatment, or (2) a dividend subject to ordinary income tax rates. See Section 14.

You are urged to consult with your own tax adviser to determine the tax consequences of participating in the offer. (Page 27)

-  WHO SHOULD YOU CONTACT IF YOU HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you may contact:

       Harry T. Wilkins, Chief Financial Officer
        Strayer Education, Inc.
        8550 Cinder Bed Road
        Newington, Virginia 22122
        (telephone: (703) 339-2558)

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                               TABLE OF CONTENTS

                          SECTION                             PAGE
                          -------                             ----
SUMMARY TERM SHEET..........................................    1
TABLE OF CONTENTS...........................................    5
FORWARD LOOKING STATEMENTS..................................    5
INTRODUCTION................................................    6
THE OFFER...................................................    7
 1. Number of shares; Proration.............................    7
 2. Purpose of the offer; Certain effects of the offer......    9
 3. Procedures for tendering shares.........................   13
 4. Withdrawal rights.......................................   16
 5. Purchase of shares and payment of purchase price........   17
 6. Conditional tender of shares............................   17
 7. Certain conditions of the offer.........................   18
 8. Price range of shares; Dividends........................   19
 9. Source and amount of funds..............................   19
10. Certain information concerning us.......................   20
11. Interests of directors and officers; Transactions and
    arrangements concerning shares..........................   25
12. Effects of the offer on the market for shares;
    Registration under the Exchange Act.....................   26
13. Certain legal matters; Regulatory approvals.............   27
14. Certain U.S. federal income tax consequences............   27
15. Extension of offer; Termination; Amendment..............   30
16. Fees and expenses.......................................   31
17. Miscellaneous...........................................   32
APPENDIX A..................................................  A-1

                           FORWARD LOOKING STATEMENTS

     This offer to purchase contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. When used in this offer to purchase, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on our current views and assumptions and involve risks and uncertainties that include, among other things, the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, general economic, business, and regulatory conditions, competition, federal and state regulations, availability, terms and use of capital, environmental issues and weather. Some or all of the factors are beyond our control.

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                                  INTRODUCTION

     Strayer Education, Inc., a Maryland corporation, hereby offers to purchase shares of its common stock, $.01 par value per share, at a price of $25.00 per share net to the seller in cash, without interest, which we refer to as the "purchase price." Our offer is made upon the terms and subject to the conditions set forth herein and in the related letter of transmittal. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements, as the "offer."

     We are offering to purchase a total of 8,500,000 shares of our common stock. All shares of our common stock properly tendered and not validly withdrawn will be purchased for $25.00 per share, without interest, subject to the terms and the conditions of the offer, including the proration and conditional tender provisions. We reserve the right, in our sole discretion, to purchase more than 8,500,000 shares of our common stock pursuant to the offer. See Sections 1 and 15.

     THE OFFER IS CONDITIONED ON THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 7,175,000 SHARES OF OUR COMMON STOCK. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS, INCLUDING THAT THE PURCHASE AGREEMENT UNDER WHICH WE ARE SELLING OUR SERIES A CONVERTIBLE PREFERRED STOCK IN A PRIVATE TRANSACTION SHALL NOT HAVE BEEN TERMINATED. SEE SECTION 7.

     OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER IN CONNECTION WITH THE PURCHASE AGREEMENT MENTIONED ABOVE AND DESCRIBED BELOW. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. OUR FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER, RON K. BAILEY, AND HIS WIFE, TOGETHER, OUR LARGEST STOCKHOLDER, HAVE AGREED TO TENDER 7,175,000 OF THE 8,175,000 SHARES HELD BY THEM PURSUANT TO THE OFFER. HOWEVER, THE OFFER IS DESIGNED TO ENSURE THAT OTHER STOCKHOLDERS HAVE THE SAME OPPORTUNITY TO TENDER AS DO THE BAILEYS. WE HAVE BEEN ADVISED THAT NONE OF OUR OTHER DIRECTORS AND OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER. AS OF APRIL 16, 2001, THE CLOSING PRICE OF OUR COMMON STOCK WAS $36.44 PER SHARE, WHICH EXCEEDS THE PURCHASE PRICE BY $11.44 PER SHARE.

     Upon the terms and subject to the conditions of the offer, if, at the expiration of the offer, more than 8,500,000 shares of common stock are properly tendered and not validly withdrawn, we will buy shares first from all Odd Lot Holders (as defined below) who properly tender all of their shares and then, subject to procedures for conditional tenders described in Section 1, on a pro rata basis from all other stockholders who properly tender their shares (and do not withdraw them prior to the expiration of the offer). See Section 1.

     You will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the letter of transmittal, transfer taxes on the sale of shares pursuant to the offer. If you hold your shares with your broker, you may be required by your broker to pay a service charge or other fee and, therefore, should consult with your broker. You will probably be subject to federal income tax on the receipt of cash for shares of common stock purchased by us pursuant to the offer. IN ADDITION, IF YOU FAIL TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE IRS SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL, YOU MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO YOU PURSUANT TO THE OFFER, AND CERTAIN NON-U.S. STOCKHOLDERS MAY BE SUBJECT TO A 30% INCOME TAX WITHHOLDING. See Section 14. We will pay all fees and expenses of the Depositary incurred in connection with the offer. See Section 16.

     The offer is being made because our board of directors determined that the offer constitutes a prudent use of our financial resources, given our business profile, assets and current market price, and to facilitate a significant investment by New Mountain and DB Capital. Our board believes that the Investors can provide a long-term plan to accelerate our growth while addressing the need for management succession and the need to resolve the uncertainty regarding our long-term ownership. Our board of directors also believes that our financial condition and outlook and current market conditions, including recent trading prices of our common stock, as compared to the terms of the offer, make this an attractive time to repurchase a portion of our outstanding shares, and is consistent with our long-term corporate goal of increasing stockholder value. Our former president and chief executive officer, Ron K. Bailey, and his wife, together, our largest stockholder, have agreed to tender 7,175,000 of the 8,175,000 shares held by them pursuant to the offer. However, the offer is designed to ensure that the other stockholders have the same opportunity to tender as do the Baileys. After the offer is completed, we believe that our financial condition, access to capital and outlook for continued favorable cash flow generation will allow us to continue to reinvest in our business, including the ongoing expansion of the number of campuses at which we offer our programs.

     As of April 16, 2001, we had issued and outstanding 15,503,697 shares of common stock. The 8,500,000 shares of common stock that we are offering to purchase pursuant to the offer represent approximately 54.8% of the outstanding shares. The common stock is listed and traded on The Nasdaq National Market under the symbol "STRA." As of April 16, 2001, the closing price of the common stock, as reported on The Nasdaq National Market, was $36.44 per share, which exceeds the purchase price by $11.44 per share.

     YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK. SEE
SECTION 8.

THE OFFER

1. NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the offer, we will purchase 8,500,000 shares of common stock or a lesser number of shares as are properly tendered (and not validly withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at a price of $25.00 per share net to the seller in cash, without interest, so long as at least 7,175,000 shares of our common stock have been tendered (and not validly withdrawn). The term "Expiration Date" means 5:00 p.m., New York City time, on May 15, 2001, unless and until we, in our sole discretion, shall have extended the period of time during which the offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the offer.

     We reserve the right to purchase more than 8,500,000 shares pursuant to the offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "SEC"), we may purchase pursuant to the offer an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the offer. See Section 15. If:

          (a) we increase or decrease the price to be paid for shares or we increase or decrease the number of shares being sought in the offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

          (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15, then the offer will be extended until the expiration of the period of ten business days.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

     In the event of an over-subscription of the offer as described below, shares tendered prior to the Expiration Date will be subject to proration and conditional tender provisions, except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

     All shares of common stock properly tendered and not validly withdrawn will be purchased for $25.00 per share, subject to the terms and the conditions of the offer, including the minimum condition, proration and conditional tender provisions.

     All shares of common stock tendered and not purchased pursuant to the offer, including shares of common stock not purchased because of proration or conditional tender, will be returned to you (or to another person specified by you) at our expense as promptly as practicable following the Expiration Date.

     Priority of Purchases. Upon the terms and subject to the conditions of the offer, if more than 8,500,000 shares of common stock (or a greater number of shares as we may elect to purchase pursuant to the offer) have been properly tendered and not validly withdrawn prior to the Expiration Date, we will purchase properly tendered shares in the following order of priority:

          (a) first, all shares tendered and not validly withdrawn prior to the Expiration Date by any Odd Lot Holder who:

             (1) tenders all shares of common stock beneficially owned by the Odd Lot Holder (tenders of less than all shares owned by the stockholder will not qualify for this preference); and

             (2) completes the box captioned "Odd Lots" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery;

          (b) second, all shares tendered properly and unconditionally and not validly withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described below;

          (c) third, all shares conditionally tendered in accordance with
     Section 6 for which the condition was satisfied; and

          (d) fourth, if necessary, shares conditionally tendered for which the condition was not satisfied initially selected by lot at random in accordance with Section 6.

     Odd Lots. For purposes of the offer, the term "Odd Lots" shall mean all shares of common stock properly tendered prior to the Expiration Date and not validly withdrawn by any person who owns, beneficially or of record, an aggregate of 99 or fewer shares of common stock (an "Odd Lot Holder") (and so certified in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery). In order to qualify for this preference, an Odd Lot Holder must tender all of his or her shares of common stock in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders. Any Odd Lot Holder wishing to tender all of the stockholder's common stock pursuant to this Section must complete the box captioned "Odd Lots" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. See Instruction 8 to the letter of transmittal.

     We also reserve the right, but will not be obligated, to purchase all shares of common stock duly tendered by any stockholder who tendered all of the shares owned, beneficially or of record, and who, as a result of proration, would then own, beneficially or of record, an aggregate of 99 or fewer shares of common stock. If we exercise this right, we will increase the number of shares of common stock that we are offering to purchase by the number of shares of common stock purchased through the exercise of the right.

     Proration. If proration of tendered shares is required, we will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering shares, other than Odd Lot Holders, shall be based on the ratio of the number of shares of common stock we purchase, excluding Odd Lots, to the total number of shares tendered by all stockholders, other than Odd Lot Holders, (and not validly withdrawn), subject to the conditional tender provisions described in Section 6. Because of the difficulty in determining the number of shares properly tendered (including shares tendered by guaranteed delivery procedures, as described in Section 3) and not validly withdrawn, and because of the odd lot procedure, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until approximately five (5) to ten (10) business days after the Expiration Date. The preliminary results of any proration will be announced by press release as soon as practicable after the Expiration Date. Stockholders may obtain the preliminary information from us and may be able to obtain the information from their brokers or financial advisors.

     As described in Section 14, the number of shares of common stock that we will purchase from a stockholder may affect the federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to the stockholder's decision whether to tender shares. The letter of transmittal affords each tendering stockholder the opportunity to designate the order of priority in which shares of common stock tendered are to be purchased in the event of proration and the opportunity to make a tender of all of the stockholder's shares conditioned upon the purchase of all or a specified minimum number of the shares.

     This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of common stock and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of the common stock.

2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     In November 1999, our former president and chief executive officer, Ron K. Bailey, who, together with his wife, is our largest stockholder, approached the investment banking firm Legg Mason Wood Walker Inc. ("Legg Mason") regarding the sale of his and Mrs. Bailey's shares in Strayer. Prior to that time Mr. Bailey had been considering retirement and, in connection with retirement, the sale of at least a substantial portion of his shares of our common stock. Legg Mason contacted several potential investors on behalf of the Baileys. In February 2000, Mr. and Mrs. Bailey received an unsolicited offer to buy their shares. Mr. Bailey referred the offer to Legg Mason and notified our board of directors of the offer. The board of directors formed a special committee to evaluate our strategic alternatives. Messrs. Stanley Elmore, Todd A. Milano, Donald Benson, and G. Thomas Waite, III comprised the special committee, which retained Legg Mason after Legg Mason had terminated its relationship with Mr. and Mrs. Bailey, to advise the board of directors in the evaluation. On February 3, 2000, we announced the formation of the special committee and the retention of Legg Mason to advise our board of directors on various strategic alternatives, including our potential sale, and announced that we had received an indication of interest from a third party to buy all of our shares.

     Through the next several months, the special committee held numerous meetings with Legg Mason to discuss the financial aspects of the proposals Legg Mason had received. On July 18, 2000, the special committee recommended to our board of directors a transaction proposed by an investor group led by New Mountain Capital, LLC. We then entered into exclusive negotiations with New Mountain Capital. New Mountain Capital and we were unable to come to agreement on the terms of the transaction at that time and agreed to discontinue negotiations.

     In October 2000, we announced publicly that we were no longer actively seeking to pursue a transaction. New Mountain reinitiated contact with us at the end of October 2000 after more public information had become available. Throughout November 2000, we discussed with New Mountain a new transaction, with a different structure from that contemplated in July 2000.

     On November 28, 2000, we entered into a preferred stock purchase agreement pursuant to which we agreed to issue to the Investors a total of 5,769,231 shares of the Company's series A convertible preferred stock at a purchase price of $26.00 per share, for aggregate proceeds of $150 million. In the purchase agreement, we agreed to use the proceeds from the sale of the series A convertible preferred stock, combined with most of our cash on hand, to effect the offer. In this offer to purchase, we sometimes refer to the transactions contemplated by the purchase agreement, including the issuance of our series A convertible preferred stock to the Investors, together with the offer as the "Transactions."

     In considering the Transactions, our board of directors took into account a number of considerations, including (i) the financial presentation and opinion of Legg Mason, (ii) the strategic and operational advantages that could result from our association with the Investors, and (iii) the terms of the purchase agreement and related agreements, including (a) the corporate governance rights of the Investors, (b) the parties' respective representations, warranties, and covenants and (c) the conditions to their respective obligations, including provisions enabling the board of directors to comply with its fiduciary duties under Maryland law. The board of directors concluded that the Investors' financial and managerial advisory services would bring us substantial value and improve our operations and financial performance.

     On March 16, 2001, the holders of a majority of our common stock voted to approve the issuance of the series A convertible preferred stock, as required by Nasdaq governance rules, and certain related matters at a special meeting of stockholders called for that purpose. Immediately thereafter, in accordance with the terms of the preferred stock purchase agreement, we determined with the Investors that all conditions to closing the sale of the series A convertible preferred stock in escrow had been satisfied, and Mr. and Mrs. Bailey executed an irrevocable proxy in favor of the Investors under which the Investors were given all of the rights and powers with respect to the Baileys' shares to attend stockholder meetings and to vote the shares on any and all matters that require stockholder approval from the escrow closing date through the closing of the Transactions or the termination of the purchase agreement. The Investors deposited the purchase price for the series A convertible preferred stock of $150,000,000 with an escrow agent, which also received a deposit of $62,500,000 from us. These funds will be used to pay for the shares purchased in the offer. The offer is not subject to our receipt of any additional financing.

     In addition, we made the following changes in management at the escrow closing:

     - Mr. Bailey retired from his position as our president and chief executive officer and also resigned from our board of directors;

     - our board of directors named Robert S. Silberman as our president and chief executive officer; and

     - our board of directors named Scott W. Steffey as our executive vice president and chief operating officer.

Harry T. Wilkins retained his position as our chief financial officer.

     Following the escrow closing of the purchase and sale of the series A convertible preferred stock, we expanded our board of directors from nine members to twelve members, and four of the current members of our board of directors, including Mr. Bailey, resigned as directors. Six directors, including the chairman of the board, selected by the Investors joined the board of directors, and our new president and chief executive officer, Mr. Silberman, also joined the board of directors as a director elected by the holders of our common stock.

     The offer provides stockholders who are considering a sale of all or a portion of their shares of common stock with the opportunity to receive a predetermined, fixed price for their shares and, subject to the terms and conditions of the offer, to sell those shares for cash without many of the usual transaction costs associated with market sales. The offer also allows stockholders to sell a portion of their shares while retaining a continuing equity interest in us. The Baileys have agreed to tender 7,175,000 shares. Their tender satisfies the minimum condition of the offer; however, the offer is designed to ensure that other stockholders have the same opportunity to tender as the Baileys do. Stockholders who determine not to accept the offer will realize a proportionate increase in their relative equity interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock, the conversion rights of holders of series A convertible preferred stock and future issuances of other equity securities.

     However, stockholders may be able to sell non-tendered shares in the future on the Nasdaq National Market or otherwise at a net price higher than the purchase price in the offer. As of April 16, 2001, the closing price of our common stock was $36.44 per share, which exceeds the purchase price by $11.44 per share. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price we will pay in the offer.

     The offer is being made because our board of directors determined that the offer constitutes a prudent use of our financial resources, given our business profile, assets and current market price. The offer is also a condition to the investment by New Mountain and DB Capital in us. Our board believes that the Investors can provide a long-term plan to accelerate our growth while addressing the need for management succession and the need to resolve the uncertainty regarding our long-term ownership. Our board of directors also believes that our financial condition and outlook and current market conditions, including recent trading prices of our common stock, as compared to the terms of the offer, make this an attractive time to repurchase a portion of our outstanding shares, and is consistent with our long-term corporate goal of increasing stockholder value. After the offer is completed, we believe that our financial condition, access to capital and outlook for continued favorable cash flow generation will allow us to continue to reinvest in our business, including the ongoing expansion of the number of campuses at which we offer our programs.

     OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER IN CONNECTION WITH THE PURCHASE AGREEMENT MENTIONED ABOVE AND DESCRIBED BELOW. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. OUR FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER, RON K. BAILEY, AND HIS WIFE, TOGETHER, OUR LARGEST STOCKHOLDER, HAVE AGREED TO TENDER 7,175,000 OF THE 8,175,000 SHARES HELD BY THEM PURSUANT TO THE OFFER. HOWEVER, THE OFFER IS DESIGNED TO ENSURE THAT THE OTHER STOCKHOLDERS HAVE THE SAME OPPORTUNITY TO TENDER AS DO THE BAILEYS. WE HAVE BEEN ADVISED THAT NONE OF OUR OTHER DIRECTORS AND OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER. AS OF APRIL 16, 2001, THE CLOSING PRICE OF OUR COMMON STOCK WAS $36.44 PER SHARE, WHICH EXCEEDS THE PURCHASE PRICE BY $11.44 PER SHARE.

     We may in the future purchase additional shares of common stock on the open market, in private transactions, through tender offers or otherwise. Any additional purchase may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits us and our affiliates from purchasing any shares of common stock, other than pursuant to the offer, until at least ten business days after the Expiration Date. Any possible future purchases by us will depend on many factors, including the results of the offer, the market price of the shares, our business and financial position and general economic and market conditions.

     Shares we acquire pursuant to the offer will be canceled and returned to the status of authorized but unissued stock and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of Nasdaq or any other securities exchange on which the shares are then listed) for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased pursuant to the offer.

     Upon the closing of the investment by New Mountain and DB Capital, the holders of the series A convertible preferred stock will have certain rights that are senior to those of the holders of our common stock, including the following:

     - Currently Mr. and Mrs. Bailey own more than a majority of the outstanding shares of common stock and are able to elect the entire board of directors. After the Transactions are consummated, the holders of series A convertible preferred stock will initially be entitled to elect one-half of our directors, and the holders of our common stock will be entitled to elect the other half. The percentage of the board that the holders of series A convertible preferred stock will be entitled to elect diminishes if the holders convert or specified portions of their shares are redeemed. So long as shares representing at least 50% of the votes that can be cast by the series A convertible preferred stock remain outstanding, a majority vote of those directors elected by the holders of series A convertible preferred stock will be able to veto certain corporate transactions, including mergers and certain stock issuances.

     - The holders of series A convertible preferred stock will have a claim against our assets senior to the holders of common stock in the event of our liquidation or bankruptcy. The aggregate amount of that claim is $150,000,000 initially and increases thereafter.

     - The holders of series A convertible preferred stock will be entitled to receive certain preferred dividends out of funds legally available therefor. The payment of these preferred dividends will take priority over the payment of dividends, if any, on our common stock.

     - Some events triggering the anti-dilution provisions of the series A convertible preferred stock will reduce the conversion price and will cause an increase in the number of shares of common stock issuable upon conversion of the series A convertible preferred stock.

     - The holders of series A convertible preferred stock will have certain other rights and preferences, including preemptive rights and the right to veto certain corporate transactions, even those that are authorized by the board of directors.

     - All shares of common stock issuable upon conversion of the series A convertible preferred stock will be entitled to certain demand and incidental registration rights. Consequently, if those shares are registered, those shares will be freely transferable without restriction under the Securities Act, but may be subject to the short-swing profit rules and other restrictions under the Securities Exchange Act. Free transferability of those shares could materially and adversely affect the market price of our common stock.

     As a condition to the execution by the Investors of the preferred stock purchase agreement, Mr. and Mrs. Bailey, the holders of approximately 53% of the issued and outstanding common stock, entered into a Support and Option Agreement for the benefit of the Investors. Pursuant to the Support and Option Agreement, Mr. and Mrs. Bailey agreed, among other things:

     - to vote their shares of our common stock in favor of the issuance of the series A convertible preferred stock and the charter amendment;

     - to vote their shares of our common stock against any proposal, charter amendment, or any other action that would hinder the Transactions;

     - not to sell, transfer, pledge, assign, or otherwise dispose of their shares of our common stock, enter into any voting agreement relating to their shares of our common stock, or enter into any agreement to do any of the foregoing;

     - not to solicit, initiate or knowingly encourage the submission of any other acquisition proposals, or participate in any other discussions or negotiations, and prevent any of their representatives from doing so; and

     - to use their reasonable best efforts to assist, cooperate with the Investors in effecting the Transactions under the purchase agreement, and cause all action to be taken that would facilitate the Transactions.

     Mr. and Mrs. Bailey also agreed to deliver an irrevocable proxy to the Investors to vote all of their shares of common stock from the escrow closing to the closing of the Transactions or the termination of the purchase agreement, provided that the Investors will not be able to elect more directors than they would have been able to elect had they held the series A convertible preferred stock.

     The obligations described above under the Support and Option Agreement terminate automatically upon the termination of the purchase agreement or upon the six month anniversary of the closing date of the Transactions. The obligations of Mr. and Mrs. Bailey to vote for the Transactions and against acquisition proposals or other hindering actions will no longer apply if the board of directors changes its recommendation under the circumstances permitted by the purchase agreement.

     Mr. and Mrs. Bailey agreed to irrevocably tender 7,175,000 shares of our common stock in the offer. Mr. and Mrs. Bailey also granted the Investors the right to purchase up to 1,000,000 of their shares of our common stock at $30.00 per share. This right may be exercised after the closing of the Transactions from time to time in whole or in part, and expires on the third anniversary of the closing of the Transactions.

     Mr. and Mrs. Bailey have also agreed to grant the Investors an irrevocable proxy at the closing of the offer to vote all of the shares, if any, they own that would cause the Baileys' shareholdings to exceed 24.9%, on a fully diluted basis, of the shares of common stock entitled to vote at a stockholders meeting.

     Mr. and Mrs. Bailey have also agreed, among other things, that neither will engage in a competitive activity for a period commencing on the date of the purchase agreement until December 31, 2004 and for that same period will not directly or indirectly employ or solicit the employment of any person who was or is at any time during the six months preceding the solicitation or employment of an employee or officer of ours or of our subsidiaries.

     Except as disclosed in this Offer to Purchase or as set forth in the Definitive Proxy Statement, filed with the Securities and Exchange Commission on February 14, 2001, we currently have no plans, proposals or negotiations under way that relate to or would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, which is material to us and our subsidiaries, taken as a whole;

     - any purchase, sale or transfer of a material amount of our assets or of any of our subsidiaries, taken as a whole;

     - any material change in our dividend rate or policy, or our indebtedness or capitalization;

     - any change in our present board of directors or our management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer, although the holders of series A convertible preferred stock may in their discretion, at any time, remove and replace one or more of the six directors that they have the right to designate;

     - any other material change in our corporate structure or business;

     - any class of our equity securities being delisted from a national securities exchange;

     - any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

     - the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

     - a subsequent acquisition by any person of our securities, or the disposition of our securities; or

     - any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

3. PROCEDURES FOR TENDERING SHARES.

     Proper Tender of Shares. In order for your shares to be tendered properly pursuant to the offer:

     (a) the certificates for the shares (or confirmation of receipt of the shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof), including any required signature guarantees or an Agent's Message (as defined below) and any other documents required by the letter of transmittal, must be received prior to 5:00 p.m., New York City time, on the Expiration Date by the Depositary at 59 Maiden Lane, New York, New York 10038; or

     (b) you must comply with the guaranteed delivery procedure set forth below.

     In addition, Odd Lot Holders who tender all of their shares must complete the box captioned "Odd Lots" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1, except in the case of certain tenders made pursuant to the book-entry procedures described in this Section 3. See Instruction 8 of the letter of transmittal.

     If you hold your shares through a broker or a bank, you are urged to consult with your broker or bank to determine whether transaction costs may apply if you tender through them and not directly to the Depositary.

     To prevent backup federal income tax withholding of 31% of the gross proceeds, and, in the case of certain foreign stockholders, to prevent a 30% withholding tax, you must complete the forms specified in Section 14 and include them with your letter of transmittal. See Section 14.

     If any tendered shares are not purchased or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the offer or, in the case of shares tendered by book-entry transfer at The Depositary Trust Company, which we refer to as DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

     Signature Guarantees and Method of Delivery. No signature guarantee is required if:

     (a) the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the letter of transmittal; or

     (b) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the letter of transmittal.

     If a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, or stock power guaranteed by an Eligible Institution.

     In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of a book-entry transfer of the shares into the Depositary's account at DTC as described below), a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof) and any other documents required by the letter of transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the offer at DTC within two business days after the date of this offer to purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the shares by causing the facility to transfer shares into the Depositary's account in accordance with DTC's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at DTC, either:

     (a) a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents must be transmitted to and received by the Depositary at 59 Maiden Lane, New York, New York 10038 prior to the Expiration Date; or

     (b) the guaranteed delivery procedure described below must be followed.

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the confirmation that states that DTC has received an express acknowledgement from the DTC participant tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant.

     DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Guaranteed Delivery. If a stockholder desires to tender shares of common stock pursuant to the offer and the stockholder's share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a) the tender is made by or through an Eligible Institution;

          (b) the Depositary receives by hand, mail, telegram or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this offer to purchase, including (where required) a signature guarantee by an Eligible Institution; and

          (c) the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary's account at DTC), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof) and any required signature guarantees, or an Agent's Message, or other documents required by the letter of transmittal, are received by the Depositary within three Nasdaq trading days after the date of receipt by the Depositary of the notice of guaranteed delivery.

     Stock Option Plans. We are not offering, as part of the offer, to purchase any of the options outstanding under our Stock Option Plans and tenders of the options will not be accepted. Holders of options who wish to participate in the offer may exercise their options and purchase shares of common stock and then tender the shares pursuant to the offer, provided that any exercise of an option and tender of shares is in accordance with the terms of the Stock Option Plan and the options. An exercise of an option cannot be revoked even if the shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares of common stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us, in our sole discretion, and our determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares of common stock that we determine are not in appropriate form or the acceptance for payment of or payments for which may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. No one, including us, the Depositary or any other person, shall be obligated to give notice of any defects or irregularities in tenders, nor shall anyone incur any liability for failure to give any notice.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

     Your Representation and Warranty; Our Acceptance Constitutes an
Agreement. Your tender of shares of common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that (a) you have a net long position in the shares being tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (b) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by law (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) shares tendered or (b) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the shares in accordance with the terms of the offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     OUR ACCEPTANCE FOR PAYMENT OF YOUR SHARES OF COMMON STOCK TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND US UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     Lost or Destroyed Certificates. Stockholders whose certificates for part of their shares have been lost, stolen, misplaced or destroyed may contact the Depositary at (800) 937-5449 for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. The Depositary may require you to post a bond to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

4. WITHDRAWAL RIGHTS.

     You may only withdraw your tendered shares in accordance with the provisions of this Section 4.

     You may withdraw your tendered shares at any time before 5:00 p.m., New York City time, on May 15, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered shares at any time until the expiration of the offer. In addition, unless we accept your tendered shares for payment before 12:00 midnight, New York City time, on June 12, 2001, you may withdraw your tendered shares at any time after June 12, 2001.

     For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at 59 Maiden Lane, New York, New York 10038. Any notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder (if different from that of the person who tendered the shares), the number of shares tendered and the number of shares to be withdrawn. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution). If shares of common stock have been tendered pursuant to the procedure for book-entry tender set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and otherwise comply with the procedures of DTC. No one, including us, the Depositary or any other person, shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall anyone incur any liability for failure to give any notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding.

     Withdrawals may not be rescinded and any shares withdrawn will thereafter be deemed not properly tendered for purposes of the offer unless the withdrawn shares are properly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

     If we extend the offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the offer, as promptly as practicable following the Expiration Date, we will accept for payment and pay for (and thereby purchase) shares of common stock properly tendered and not validly withdrawn prior to the Expiration Date. We will pay $25.00 in cash, without interest, for each share we purchase pursuant to the offer. All shares purchased will be purchased at this price. We will not offer, nor will we pay, different prices to different stockholders.

     For purposes of the offer, we will be deemed to have accepted for payment (and therefore purchased) shares of common stock that are tendered and not validly withdrawn (subject to the proration and conditional tender provisions of the offer) only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the offer.

     We will pay for the shares purchased pursuant to the offer by depositing the aggregate purchase price of the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

     In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five (5) to ten (10) business days after the Expiration Date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned (or, in the case of shares tendered by book-entry transfer, the shares will be credited to the account maintained with DTC by the participant therein who delivered the shares) to the tendering stockholder at our expense as promptly as practicable after the Expiration Date without expense to the tendering stockholders. Under no circumstances will interest on the purchase price be paid by us, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the offer. See Section 7.

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the letter of transmittal.

     IF YOU OR YOUR DESIGNATED PAYEE FAIL TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE IRS SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL, YOU MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO YOU OR YOUR DESIGNATED PAYEE PURSUANT TO THE OFFER. SEE SECTION 14. ALSO SEE SECTION 14 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. STOCKHOLDERS.

6. CONDITIONAL TENDER OF SHARES.

     Under the circumstances set forth in Section 1 above, we may prorate the number of shares of common stock we purchase pursuant to the offer. As discussed in Section 14, the number of shares of common stock to be purchased from a particular stockholder might affect the tax consequences of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, if a stockholder tenders all shares of common stock he or she beneficially owns, the stockholder may tender shares subject to the condition that a specified minimum number, if any, must be purchased. Any stockholder wishing to make a conditional tender should so indicate in the box captioned "Conditional Tender" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. It is the tendering stockholder's responsibility to calculate the minimum number of shares and each stockholder is urged to consult his or her own tax advisor. If the effect of accepting tenders on a pro rata basis is to reduce the number of shares to be purchased from any stockholder below the minimum number so specified, the tender will automatically be deemed withdrawn, except as provided in the next paragraph, and shares tendered by the stockholder will be returned as soon as practicable after the Expiration Date.

     However, if so many conditional tenders would be deemed withdrawn that the total number of shares to be purchased falls below 8,500,000, then, to the extent feasible, we will select enough of the conditional tenders, which would otherwise have been deemed withdrawn, to purchase the desired number of shares. In selecting among the conditional tenders, we will select by lot at random and will limit our purchase in each case to the designated minimum number of shares of common stock to be purchased. Conditional tenders will be selected by lot only from stockholders who conditionally tender all of their shares of common stock.

7. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the offer, we will not be required to accept for payment, purchase or pay for any shares of common stock tendered and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares of common stock tendered, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after April 17, 2001 and prior to the time of payment for any of the shares (whether any shares of common stock have previously been accepted for payment pursuant to the offer) any of the following events shall have occurred (or shall have been determined by us to have occurred) and, in our reasonable judgment in any case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of the event or events makes it inadvisable to proceed with the offer or with the acceptance for payment or payment:

     - there shall not have been validly tendered and not withdrawn prior to the expiration of the offer 7,175,000 shares;

     - any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act or any applicable waiting periods under any foreign statutes or regulations shall not have expired or been terminated, or any necessary material approval, permit, authorization or consent of any domestic or foreign governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) shall not have been obtained;

     - the agreement to purchase the series A convertible preferred stock among us and the Investors shall have been terminated in accordance with its terms, or

     - at any time on or after the date of the purchase agreement and prior to the expiration date of the offer, the following event shall occur and be continuing and shall not have resulted from the breach by us of any of our obligations under the purchase agreement: there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the offer or the Transactions that shall (A) prohibit or impose any material limitations on our ownership or operation of all or a material portion of our businesses or assets, or (B) prohibit the making or consummation of the offer or the Transactions.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the time we accept shares for payment. We may waive them, in whole or in part, at any time and from time to time prior to the time we accept shares for payment, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any of the rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons. Under the purchase agreement, we may not waive the requirement that at least 7,175,000 shares have been tendered. Any other change in the conditions may be made only with the prior written approval of the Investors. Pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, filings were made with the U.S. Department of Justice and the Federal Trade Commission on January 4, 2001 and the early termination of the waiting period was received on January 17, 2001. As of yet, we have not received all of the regulatory approvals for the Transactions, including approval from the Department of Education. The offer will not be completed until all regulatory approvals are obtained.

8. PRICE RANGE OF SHARES; DIVIDENDS.

     Our common stock is traded on The Nasdaq National Market under the symbol "STRA." The following table sets forth, for the quarters indicated, the high and low trading prices per share of our common stock. All price information has been restated to reflect the Company's 3-for-2 stock split on November 18, 1997.

                                                               HIGH     LOW
                                                              ------   ------
2001 QUARTER ENDED
June 30, 2001 (through April 16, 2001)......................  $36.44   $33.06
March 31, 2001..............................................  $35.38   $23.75
2000 QUARTER ENDED
December 31, 2000...........................................  $27.00   $17.50
September 30, 2000..........................................  $26.00   $20.63
June 30, 2000...............................................  $27.13   $20.05
March 31, 2000..............................................  $29.94   $18.56
1999 QUARTER ENDED
December 31, 1999...........................................  $20.75   $12.88
September 30, 1999..........................................  $32.81   $19.88
June 30, 1999...............................................  $37.50   $26.25
March 31, 1999..............................................  $35.25   $32.63
1998 QUARTER ENDED
December 31, 1998...........................................  $41.25   $25.06
September 30, 1998..........................................  $37.50   $24.38
June 30, 1998...............................................  $38.50   $32.50
March 31, 1998..............................................  $37.00   $30.00

     As of April 16, 2001, the closing price of our common stock, as reported on The Nasdaq National Market, was $36.44 per share. We have established a policy of declaring quarterly cash dividends at the rate of $0.065 per share ($0.26 annually) on our common stock. The amount of dividends payable in the future will be reviewed periodically by the our board of directors in light of our earnings, financial condition, capital needs and regulatory considerations. There is no requirement or assurance that dividends will be paid.

     YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

9. SOURCE AND AMOUNT OF FUNDS.

     Assuming we purchase 8,500,000 shares of common stock pursuant to the offer at a purchase price of $25.00 per share, we expect the maximum aggregate cost to purchase shares and to pay related fees and expenses to be approximately $2.3 million. We expect to fund the purchase of shares pursuant to the offer and the payment of related fees and expenses from available cash on hand and from the proceeds of the issuance of 5,769,231 shares of our series A convertible preferred stock to the Investors for an aggregate purchase price of $150,000,000. In the event the purchase agreement is terminated so that this amount is not available to us, we will terminate the offer.

     The offer is not subject to our receipt of any additional financing.

10. CERTAIN INFORMATION CONCERNING US.

GENERAL

     Through our wholly owned subsidiary, Strayer University, Inc., we operate Strayer University, a regional institution of higher education that offers undergraduate and graduate degree programs to approximately 12,100 students at fourteen campuses in Washington, D.C., Maryland and Virginia. Strayer also offers real-time online courses via the Internet through Strayer Online. The University is accredited by the Middle States Commission on Higher Education, one of the six regional collegiate accrediting agencies recognized by the U.S. Department of Education. The majority of Strayer students are working adults pursuing their first college degree to improve their job skills and advance their careers. Of students enrolled in Strayer programs at the beginning of the 2000 Fall Quarter, approximately 61% were age 30 or over, and approximately 73% were engaged in a part-time course of study. The University considers a full-time undergraduate and graduate student to be one who completes 13.5 and 9.0 course credits in an academic quarter, respectively. In the 2000 Fall Quarter, Strayer students registered for an average of 8.8 course credits. The University also contracts with corporations and government agencies to provide training for their employees.

     We have two additional wholly owned subsidiaries, Education Loan Processing, Inc., located at 6551 Loisdale Court, Springfield, Virginia 22150, and Professional Education, Inc., located at 1025 Fifteenth Street, N.W., Washington, D.C. 20005. Education Loan Processing is a finance company that purchases and services student loans, principally for the University, and administers the Strayer Education Loan Program. Professional Education was formed for the purpose of acquiring an information technology training company. No acquisitions have been made as of the date of this offer to purchase.

     Our principal executive office is located at 1025 Fifteenth Street, N.W., Washington, D.C. 20005.

                         CERTAIN FINANCIAL INFORMATION

     Set forth below is selected summary historical consolidated financial information of us and our subsidiaries. The historical financial information has been derived from our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000. The information presented below should be read in conjunction with our consolidated financial statements and notes thereto.

                            STRAYER EDUCATION, INC.
         SELECTED SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          YEAR ENDED DECEMBER 31,
                                                --------------------------------------------
                                                 1996     1997     1998     1999      2000
                                                -------  -------  -------  -------  --------
INCOME STATEMENT DATA:
  Total revenues..............................  $45,005  $53,131  $62,872  $69,776   $78,214
                                                -------  -------  -------  -------  --------
  Costs and expenses
     Instruction and educational support......   17,808   19,738   22,355   25,082    28,187
     Selling and promotion....................    4,457    5,476    5,923    7,765     8,480
     General and administration...............    6,749    7,232    8,387    9,405    10,620
                                                -------  -------  -------  -------  --------
                                                 29,014   32,446   36,665   42,252    47,287
                                                -------  -------  -------  -------  --------
  Income from operations......................   15,991   20,685   26,207   27,524    30,927
  Investment and other income.................    1,061    2,764    3,180    4,302     4,756
                                                -------  -------  -------  -------  --------
  Income before income taxes..................   17,052   23,449   29,387   31,826    35,683
  Provision for income taxes..................    2,740    9,012   11,440   12,500    13,974
                                                -------  -------  -------  -------  --------
  Net income..................................  $14,312  $14,437  $17,947  $19,326   $21,709
                                                =======  =======  =======  =======  ========
  Cash dividends per common share.............    $0.04    $0.17    $0.23    $0.24     $0.25
                                                =======  =======  =======  =======  ========
PRO FORMA DATA(1)
  Income before income taxes..................  $17,052
  Income taxes................................    6,649
                                                -------
  Net income..................................  $10,403
                                                =======
NET INCOME PER SHARE (PRO FORMA FOR 1996)
  Basic.......................................    $0.84    $0.96    $1.15    $1.25     $1.42
                                                =======  =======  =======  =======  ========
  Diluted.....................................    $0.83    $0.93    $1.12    $1.23     $1.41
                                                =======  =======  =======  =======  ========
WEIGHTED AVERAGE SHARES OUTSTANDING(2)
  Basic.......................................   12,425   15,037   15,626   15,505    15,324
                                                =======  =======  =======  =======  ========
  Diluted.....................................   12,593   15,590   16,063   15,711    15,451
                                                =======  =======  =======  =======  ========
OPERATING DATA:
  Enrollment(3)...............................    8,200    9,400   10,400   11,500    12,100

                                                              AT DECEMBER 31,
                                                --------------------------------------------
                                                 1996     1997     1998     1999      2000
                                                -------  -------  -------  -------  --------
BALANCE SHEET DATA:
  Cash and cash equivalents...................  $11,777  $15,934  $18,614  $12,213  $ 25,190
  Working capital.............................   15,574   20,600   23,363   18,170    26,742
  Total assets................................   47,822   78,248   97,146   98,096   119,139
  Long-term liabilities.......................      189      137      330      141        --
  Total liabilities...........................   12,411   13,125   15,501   17,035    21,395
  Total stockholders' equity..................   35,411   65,123   81,645   81,061    97,744

    NOTES TO SELECTED SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

1. Reflects the formation of the Company and the acquisition of the University by the Company as if those events had taken place on January 1, 1996. Following the termination of their status as S Corporations prior to completion of the Company's initial public offering, the University and ELP became subject to federal and state income tax. The pro forma data reflects the application of statutory corporate income tax rates to income before income taxes if the termination of the S Corporation status of the University and ELP had occurred on January 1, 1996. The effective pro forma income tax rate for the year ended December 31, 1996 was 39%.

2. Pro forma weighted average shares outstanding reflect the acquisition of the University by the Company in exchange for 8,998,500 shares of common stock, as if it had occurred on January 1, 1996. Subsequent to the closing of the initial public offering, the Company made a distribution to the stockholders of the University in respect of earnings previously subject to income tax during the University's period as an S Corporation (the "S Corp. Distribution"). As a result, pro forma weighted average shares outstanding also give effect to the increase in the number of shares which, when multiplied by the net per share proceeds of the offering, would have been necessary to fund distributions to the stockholders, including the S Corp. Distribution, during the twelve months ended July 1996, to the extent that such distributions exceeded net income during the same period.

3. Reflects student enrollment as of the beginning of the Fall academic quarter for each year indicated.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma consolidated financial statements give effect to the private placement of $150,000,000 of series A convertible preferred stock and our tender offer and redemption for 8,500,000 shares of common stock for $25 per share in cash, without interest. The unaudited pro forma balance sheet presents the consolidated financial position as of December 31, 2000 as if the private placement and tender offer had occurred on December 31, 2000. The unaudited pro forma consolidated statement of income gives effect to the private placement and tender offer as if they had occurred on January 1, 2000. These unaudited pro forma consolidated statements should be read in conjunction with our historical financial statements and notes thereto.

                            STRAYER EDUCATION, INC.
                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 HISTORICAL
                                                                 YEAR ENDED                                PRO-FORMA
                                                              DECEMBER 31, 2000       ADJUSTMENTS      DECEMBER 31, 2000
                                                              -----------------       -----------      -----------------
ASSETS
Current assets:
Cash and cash equivalents...................................      $  25,190            $ 145,330(1)
                                                                                        (164,930)(2)       $   5,590
Investment in marketable securities available for sale, at
 market.....................................................          5,918               (5,918)(2)              --
Short-term investments -- restricted........................          1,008                                    1,008
Tuition receivable -- net...................................         15,264                                   15,264
Income taxes receivable.....................................             --                                       --
Other current assets........................................            757                  258               1,015
                                                                  ---------            ---------           ---------
    Total current assets....................................         48,137              (25,260)             22,877
Student loans receivable, net...............................          7,288                                    7,288
Property and equipment, net.................................         19,469                                   19,469
Investment in marketable securities for sale at market......         43,982              (43,982)(2)              --
Other.......................................................            263                   --(3)              263
                                                                  ---------            ---------           ---------
      Total assets..........................................      $ 119,139            $ (69,242)          $  49,897
                                                                  =========            =========           =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable......................................      $     769                                $     769
Accrued expenses............................................          1,325                                    1,325
Dividend Payable............................................            995                                      995
Income taxes payable........................................            323            $     258(3)              581
Unearned tuition............................................         17,983                                   17,983
                                                                  ---------            ---------           ---------
      Total current liabilities.............................         21,395                  258              21,653
Deferred income taxes.......................................             --                   --                  --
                                                                  ---------            ---------           ---------
      Total liabilities.....................................         21,395                  258              21,653
                                                                  =========            =========           =========
    Commitments and contingencies
Mandatorily redeemable preferred stock......................             --              145,330(1)          145,330
                                                                  =========            =========           =========
Stockholders' equity (deficit):
Common stock................................................            153                  (85)(2)              68
Additional paid-in capital..................................         33,119              (33,119)(2)              --
Retained earnings (deficit).................................         64,069             (181,626)(2)        (117,154)
                                                                                             403(3)
Net unrealized gains on investments.........................            403                 (403)(3)              --
                                                                  ---------            ---------           ---------
    Total stockholders' equity (deficit)....................         97,744             (214,830)           (117,086)
                                                                  ---------            ---------           ---------
   Total liabilities and stockholders' equity (deficit).....      $ 119,139            $ (69,242)          $  49,897
                                                                  =========            =========           =========

                            STRAYER EDUCATION, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         HISTORICAL
                                                                         YEAR ENDED                            PRO-FORMA
                                                                      DECEMBER 31, 2000   ADJUSTMENTS      DECEMBER 31, 2000
                                                                      -----------------   -----------      -----------------
Tuition.....................................................             $    76,905        $    --           $    76,905
Fees and Other..............................................                   1,309             --                 1,309
                                                                         -----------        -------           -----------
TOTAL REVENUES..............................................                  78,214             --                78,214
                                                                         -----------        -------           -----------
Costs and Expenses:
Instruction & educational support...........................                  28,187             --                28,187
Selling and promotion.......................................                   8,480             --                 8,480
General administration......................................                  10,620             --                10,620
                                                                         -----------        -------           -----------
                                                                              47,287             --                47,287
                                                                         -----------        -------           -----------
Income from operations......................................                  30,927                               30,927
Investment and other income.................................                   4,756         (3,475)(4)             1,281
                                                                         -----------        -------           -----------
Income before income taxes..................................                  35,683         (3,475)               32,208
Income taxes................................................                 (13,974)         1,361(5)            (12,613)
                                                                         -----------        -------           -----------
NET INCOME..................................................                  21,709         (2,114)               19,595
Preferred stock dividends and accretion.....................                      --         (7,726)(6)            (7,726)
                                                                         -----------        -------           -----------
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS.................             $    21,709        $(9,840)          $    11,869
                                                                         ===========        =======           ===========
Basic net income per share..................................             $      1.42                          $      1.74
Diluted net income per share................................             $      1.41                          $      1.53
Weighted average shares outstanding
   Basic....................................................              15,324,000               (7)          6,824,000
   Diluted..................................................              15,451,000               (7)         12,823,000

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     1. Gives effect to the sale of 5,769,231 shares of series A preferred stock for $150 million in cash, net of estimated issuance costs of $4,670,000.

     2. Gives effect to the tender offer for and redemption of 8,500,000 shares of our common stock for $25 per share in cash, plus related estimated costs of $2,330,000.

     3. Reflects realization of previously unrealized gains on investments, net of deferred income taxes of $258,000 and reclassification of such deferred taxes to current liabilities.

     4. Reflects the reduction of investment income of $3,475,000 for the year ended December 31, 2000 for the reduction of cash equivalents and marketable securities of $69,500,000 required in connection with the tender offer.

     5. Reflects the estimated provision for income taxes at effective rate of 39.16% for the year ended December 31, 2000.

     6. Reflects the dividend on the series A preferred stock at an effective dividend rate of 5.32%, including accretion, for the year ended December 31, 2000. The effective dividend rate was calculated by (a) reducing the amount of the series A preferred stock by the amount of the estimated offering expenses and increasing the amount of the series A preferred stock over the ten years during which the stock is not redeemable at the option of the holder by the amount of the estimated offering expenses, using the interest method, and (b) computing the average effective dividend rate, including the accretion specified in
         (a) over the same ten year period. The amount of the series A preferred stock is increased by the accretion noted in (a) and the addition of dividends which are not paid currently in cash.

     7.  Pro Forma net income per share was computed as follows:

         Primary: Pro Forma net income available to common shareholders divided by the weighted average number of shares outstanding after giving effect to the redemption of 8,500,000 common shares.

         Diluted: Pro Forma net income divided by the weighted average common and potentially dilutive common shares outstanding after giving effect to the redemption of 8,500,000 common shares and the conversion of the series A preferred stock into 5,871,640 shares of common stock for the year ended December 31, 2000.

ADDITIONAL INFORMATION

     We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC.

     These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at:

     - 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549;

     - 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and

     - 7 World Trade Center, New York, New York 10048.

     Copies of the material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. These reports, proxy statements and other information concerning us also can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street NW, Washington, DC 20006.

INCORPORATION BY REFERENCE

     The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This offer incorporates by reference the financial statements and the notes thereto and the descriptions of the Transactions contained in the documents listed below that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings

Our Annual Report on Form 10-K for the year ended December 31, 2000; Our Form 8-K filed March 16, 2001; and
Our Definitive Proxy Statement filed February 14, 2001.

11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of April 16, 2001, we had issued and outstanding 15,503,697 shares of common stock. The 8,500,000 shares of common stock that we are offering to purchase pursuant to the offer represent approximately 54.8% of the outstanding shares. As of April 16, 2001, our directors and executive officers as a group (14 persons) beneficially owned an aggregate of 69,650 shares of common stock, representing less than 1% of the outstanding shares. This 69,650 shares of common stock includes 800 shares of common stock subject to outstanding options which are exercisable within 60 days of April 17, 2001. See Appendix A.

     Our former president and chief executive officer, Ron K. Bailey, and his wife, together, our largest stockholder, have agreed to tender 7,175,000 of the 8,175,000 shares held by them pursuant to the offer. However, the offer is designed to ensure that other stockholders have the same opportunity to tender as do the Baileys. Mr. Bailey resigned as a director and officer of Strayer on March 16, 2001, in connection with the closing in escrow of the sale of our series A convertible preferred stock to the Investors. If more than 8,500,000 shares are tendered, Mr. and Mrs. Bailey will participate in the tender offer on a pro rata basis. For each share tendered by them, Mr. and Mrs. Bailey will receive the same consideration as all tendering stockholders in the tender offer.

     Mr. and Mrs. Bailey have also granted the Investors an option to purchase up to an additional 1,000,000 shares of their common stock at $30.00 per share. This option expires on the third anniversary of the closing date of the Transactions.

     We have been advised that none of our other directors and officers intends to tender shares pursuant to the offer. If we purchase 8,500,000 shares pursuant to the offer, then immediately after the purchase of shares of common stock pursuant to the offer, our executive officers and directors as a group will beneficially own approximately 0.5% of the outstanding shares of our common stock (including our preferred stock on an as converted basis). The individual beneficial ownership of each of our directors and executive officers before and after the offer is included in Appendix A to this offer to purchase.

     Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, the following directors and executive officers effected transactions in our common stock during the 60 days prior to the date hereof:

                    NAME                       DATE            DESCRIPTION OF TRANSACTION
                    ----                       ----            --------------------------
Donald R. Stoddard..........................  2/20/01   Sold 1,000 shares at $29.625 per share
Todd A. Milano..............................  2/28/01   Acquired 100 shares at $30.0625 per share

     Except as set forth in this offer to purchase, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     Our purchase of shares of common stock pursuant to the offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, we anticipate that there will be a sufficient number of shares of common stock outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the shares. Based upon published guidelines of The Nasdaq National Market, our purchase of shares of common stock pursuant to the offer will not cause our remaining common stock to be delisted from The Nasdaq National Market.

     Shares of our common stock are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares of common stock pursuant to the offer, the shares of common stock will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     Shares of common stock we acquire pursuant to the offer will be canceled and returned to the status of authorized but unissued stock and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of Nasdaq or any other securities exchange on which the shares are then listed) for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased pursuant to the offer.

     The shares of common stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the offer will not result in deregistration of the shares under the Exchange Act.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares of common stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than required regulatory approvals referred to in our Definitive Proxy Statement filed on February 14, 2001 with the SEC, that would be required for the acquisition or ownership of our shares as contemplated herein. Should such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for shares of common stock tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept for payment and pay for shares of common stock is subject to certain conditions. See Section 7.

14. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences of the sale of shares pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders. Some stockholders, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold shares of common stock as a position in a "straddle" or as part of a "hedge," "conversion transaction" or other integrated investment, persons who received shares of common stock as compensation or persons whose functional currency is other than United States dollars, may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a stockholder's decision to tender shares of common stock pursuant to the offer. This summary assumes shares of common stock are held as capital assets within the meaning of Section 1221 of the Code. In addition, except as otherwise specifically noted, this discussion applies only to "U.S. stockholders." For purposes of this discussion, a "U.S. stockholder" means a stockholder who is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized under the laws of the United States or of any State or political subdivision of the foregoing, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (d) a trust with regard to which a court within the United States is able to exercise primary supervision over the administration and one or more U.S. persons have the authority to control all substantial decisions.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     Distribution vs. Sale Treatment. Our purchase of shares of common stock from a stockholder pursuant to the offer will, depending on the stockholder's particular circumstances, be treated for federal income tax purposes either as a sale by the stockholder of the shares or as a distribution from us in respect of the stock. The purchase will be treated as a sale if the stockholder meets any of the three tests discussed below. It will be treated as a distribution if the stockholder satisfies none of the three tests discussed below.

     If the purchase of shares from a particular stockholder is treated as a sale, the stockholder will recognize gain or loss in an amount equal to the difference between the amount of cash received by the stockholder and the stockholder's tax basis in the shares sold. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares were held more than one year. Some individuals are subject to taxation at a reduced rate on their long-term capital gains. The deductibility of capital losses is subject to limitations. A stockholder must calculate gain or loss separately for each block of shares (shares acquired at the same cost in a single transaction) of common stock that he or she owns. A stockholder may be able to designate which blocks and the order of the blocks of shares of common stock to be tendered pursuant to the offer.

     If the purchase of shares from a particular stockholder is treated as a distribution, the distribution will be treated as a dividend and taxed to the stockholder as ordinary income to the extent that our current or accumulated earnings and profits would be allocable to the distribution. Any cash received in excess of earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the stockholder's basis in its shares, and then as a capital gain. To the extent that a purchase of shares under the offer is treated as the receipt of a dividend, the tax basis of the stockholder's sold shares will be added to the tax basis of the remaining shares and not used to offset the stockholder's ordinary income. We believe that we have sufficient current and accumulated earnings and profits so that all purchases of common stock pursuant to the offer treated as distributions will be taxed as ordinary income.

     Determination of Sale or Distribution Treatment. Our purchase of shares of common stock pursuant to the offer will be treated as a sale of the shares by a stockholder if:

          (a) the purchase completely terminates the stockholder's equity interest in us; or

          (b) the receipt of cash by the stockholder is "not essentially equivalent to a dividend"; or

          (c) as a result of the purchase there is a "substantially disproportionate" reduction in the stockholder's equity interest in us.

If none of these tests are met with respect to a particular stockholder, then our purchase of shares of common stock pursuant to the offer will be treated as a distribution.

     In applying the foregoing tests, the constructive ownership rules of
Section 318 of the Code apply. Thus, a stockholder is treated as owning not only shares of common stock actually owned by the stockholder but also shares of common stock actually (and in some cases constructively) owned by others. Pursuant to the constructive ownership rules, a stockholder will be considered to own shares of common stock owned, directly or indirectly, by certain members of the stockholder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an interest, as well as shares of common stock that the stockholder has an option to purchase.

     As discussed further below, a stockholder who tenders all shares of common stock owned by him or her pursuant to the offer, and who is not treated as owning any other shares in us under the constructive ownership rules of Section 318 of the Code, should be entitled to treat his or her sale of shares pursuant to the offer as a sale for federal income tax purposes.

     Complete Termination. A sale of shares pursuant to the offer will be deemed to result in a "complete termination" of the stockholder's interest in us if, immediately after, and as a result of, the sale, either:

          (a) the stockholder owns, actually and constructively, no shares of our stock; or

          (b) the stockholder actually owns no shares of our stock and constructively owns only shares of our stock as to which the stockholder is eligible to waive, and does effectively waive, such constructive ownership under the procedures described in Section 302(c)(2) of the Code. If a stockholder desires to file a waiver, the stockholder should consult his or her own tax advisor.

     Not Essentially Equivalent To A Dividend. A sale of shares pursuant to the offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the selling stockholder's proportionate interest in us. Whether a stockholder meets this test will depend on relevant facts and circumstances. The IRS has held in a published ruling that, under the particular facts of that ruling, a 3.3% reduction in the percentage stock ownership of a stockholder constituted a "meaningful reduction" when the stockholder owned .0001118% of the publicly-held corporation's stock before a redemption, owned .0001081% of the corporation's stock after the redemption, and did not exercise any control over corporate affairs. In that ruling, the IRS applied the meaningful reduction standard to the following three important rights attributable to stock ownership:

     (1) the right to vote and thereby exercise control;

     (2) the right to participate in current earnings and accumulated surplus;
and

     (3) the right to share in net assets on liquidation.

     In measuring the change, if any, in a stockholder's proportionate interest in us, the meaningful reduction test is applied by taking into account all shares of common stock that we purchase pursuant to the offer, including shares purchased from other stockholders.

     If, taking into account the constructive ownership rules of Section 318 of the Code, a stockholder owns shares of common stock that constitute only a minimal interest in us and does not exercise any control over our affairs, any reduction in the stockholder's percentage interest in all of the three rights described in the preceding sentence should be a "meaningful reduction." Such selling stockholder would, under these circumstances, be entitled to treat his or her sale of shares of common stock pursuant to the offer as a sale for federal income tax purposes.

     Substantially Disproportionate. A sale of shares of common stock pursuant to the offer, in general, will be "substantially disproportionate" as to a stockholder if immediately after the sale the percentage of the outstanding voting stock that the stockholder then actually and constructively owns (treating as not outstanding all voting stock purchased by us pursuant to the offer) is less than 80% of the percentage of the outstanding voting stock that the stockholder actually and constructively owned immediately before the sale of shares (treating as outstanding all voting stock purchased by us pursuant to the offer). In addition, a sale of shares of common stock pursuant to the offer will not be treated as "substantially disproportionate" unless the stockholder's ownership of common stock after and before the sale also meets the 80 percent requirement of the preceding sentence.

     Corporate Dividends-Received Deduction. In the case of a corporate stockholder, if cash received pursuant to the offer is treated as a dividend, the resulting dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate stockholder pursuant to the offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate stockholders are urged to consult with their own tax advisors regarding the availability of the dividends-received deduction and the application of Section 1059 of the Code.

     We Cannot Predict Whether There Will Be Sale or Distribution Treatment. We cannot predict whether or the extent to which the offer will be oversubscribed. If the offer is oversubscribed, proration of tenders pursuant to the offer will cause us to accept fewer shares of common stock than are tendered. Consequently, we can give no assurance that a sufficient number of any stockholder's shares of common stock will be purchased pursuant to the offer to ensure that the purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above. However, see Section 6 regarding a stockholder's right to tender shares of common stock subject to the condition that a specified minimum number of the shares of common stock must be purchased (if any are purchased). In addition, it is possible that an acquisition of shares (including market purchases and sales) substantially contemporaneous with the offer will be taken into account in determining whether any of the tests described above is satisfied.

     Consequences to Stockholders Who Do Not Sell Shares Pursuant to the Offer. Stockholders who do not sell shares of common stock pursuant to the offer will not incur any tax liability as a result of the consummation of the offer.

     Taxation of Non-U.S. Stockholders. The rules governing federal income taxation of the receipt by a person who is not a U.S. stockholder (a "non-U.S. stockholder") of cash pursuant to the offer are complex and no attempt is made herein to provide more than a brief summary of the rules. Accordingly, non-U.S. stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to the receipt of cash pursuant to the offer.

     The U.S. generally imposes a withholding tax with respect to distributions to non-U.S. stockholders, and the Depositary intends to withhold 30% from the gross payments made to non-U.S. stockholders pursuant to the offer, unless the Depositary determines that a non-U.S. stockholder is either exempt from the withholding tax or entitled to a reduced withholding rate under an income tax treaty. A non-U.S. stockholder who is eligible for a reduced rate of withholding pursuant to a U.S. income tax treaty must certify such to the Depositary by providing to the Depositary, prior to the time payment is made, a properly executed IRS Form W-8BEN and, in the case of a non-U.S. stockholder that is neither an individual nor a corporation, the non-U.S. stockholder may be required to deliver both a Form W-8IMY and an appropriate Form W-8BEN or W-9 with respect to partners, members, beneficiaries or owners of the non-U.S. stockholder. A non-U.S. stockholder may be eligible to obtain from the IRS a refund of all or any portion of any tax withheld if the non-U.S. stockholder is able to establish that no tax (or a reduced amount of tax) is due. Backup withholding (described below) generally will not apply to amounts subject to the 30%, or a treaty reduced, rate of withholding.

     A non-U.S. stockholder will not be subject to the withholding tax if a payment from us pursuant to the offer is effectively connected with the conduct of a trade or business in the United States by the non-U.S. stockholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by the non-U.S. stockholder) and the non-U.S. stockholder has furnished the Depositary with a properly executed IRS Form W-8ECI prior to the time of payment. If a payment from us pursuant to the offer is effectively connected with a United States trade or business, the non-U.S. stockholder will be subject to tax on a net basis at graduated rates, in the same manner as U.S. stockholders are taxed with respect to the payment.

     Backup Federal Income Tax Withholding. Payments in connection with the offer may be subject to "backup withholding" at a 31% rate. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to a payment of cash pursuant to the offer unless the stockholder (a) is a corporation or comes within certain other exempt categories (including financial institutions and certain non-U.S. stockholders) and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide the Depositary with a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

     To prevent backup withholding and possible penalties, each stockholder should complete the IRS Substitute Form W-9 included in the letter of transmittal. In order to qualify for an exemption from backup withholding, a non-U.S. stockholder must submit a properly executed IRS Form W-8BEN or W-8 ECI to the Depositary. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

     YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING SHARES FOR CASH PURSUANT TO THE OFFER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

15. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of and payment for any shares of common stock by giving oral or written notice of the extension to the Depositary and making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, to terminate the offer and not accept for payment or pay for any shares of common stock not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares of common stock upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement thereof. Our reservation of the right to delay payment for shares of common stock that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares of common stock tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in
Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer).

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones New Service.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

          (a) we increase or decrease the price to be paid for shares or we increase or decrease the number of shares being sought in the offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

          (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that the notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then the offer will be extended until the expiration of the period of ten business days.

     Our rights to terminate or amend the terms of the offer are subject to our obligations to the Investors under the purchase agreement.

16. FEES AND EXPENSES.

     We have retained American Stock Transfer & Trust Company to act as the Depositary in connection with the offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Depositary as described above) for soliciting tenders of shares pursuant to the offer. We, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by the persons in forwarding the offer and related materials to the beneficial owners of shares of common stock held by any person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us or the Depositary for purposes of the offer.

     We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 7 in the letter of transmittal.

17. MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the law. If, after such good faith effort, we cannot comply with the law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of common stock residing in the jurisdiction.

     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

                                          STRAYER EDUCATION, INC.

APRIL 17, 2001

     Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or at the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary.

                        THE DEPOSITARY FOR THE OFFER IS:

                    AMERICAN STOCK TRANSFER & TITLE COMPANY

                                                        BY FACSIMILE TRANSMISSION:
    BY MAIL, OVERNIGHT DELIVERY OR HAND:             (For Eligible Institutions only)
  American Stock Transfer and Trust Company                   (718) 259-1144
               59 Maiden Lane
             New York, NY 10038                            CONFIRM BY TELEPHONE:
                                                              1-800-937-5449
                                                              (718) 921-8200

     You may request additional copies of this offer, the letter of transmittal or the Notice of Guaranteed Delivery and direct questions and requests for assistance to Harry T. Wilkins, Chief Financial Officer, Strayer Education, Inc., 8550 Cinder Bed Road, Newington, Virginia 22122 (telephone: (703) 339-2558)).

                                   APPENDIX A

     The following table sets forth certain information regarding the ownership of our common stock as of April 16, 2001, by each of our directors and executive officers and by all directors and executive officers as a group. The information presented in the table is based upon the most recent filings with the Securities and Exchange Commission by those persons or upon information otherwise provided by those persons to us.

                                         BEFORE THE OFFER                      AFTER THE OFFER(1)
                               ------------------------------------   ------------------------------------
                               NUMBER OF SHARES                       NUMBER OF SHARES
           NAME OF               BENEFICIALLY     PERCENT OF COMMON     BENEFICIALLY     PERCENT OF COMMON
      BENEFICIAL OWNER             OWNED(2)       STOCK OUTSTANDING       OWNED(3)       STOCK OUTSTANDING
      ----------------         ----------------   -----------------   ----------------   -----------------
Robert S. Silberman..........            0                *                     0                *
Harry T. Wilkins.............       47,000                *                47,000                *
Scott W. Steffey.............            0                *                     0                *
Steven B. Klinsky............            0                *                     0                *
Charlotte Beason.............        2,550                *                 2,550                *
Ronald Carey.................            0                *                     0                *
Steven K. Dollinger..........            0                *                     0                *
Gary Gensler.................            0                *                     0                *
Robert R. Grusky.............            0                *                     0                *
Todd A. Milano...............       14,922                *                14,922                *
Thomas W. Morgan.............            0                *                     0                *
Jennie D. Seaton.............        2,050                *                 2,050                *
G. Thomas Waite, III.........        3,128                *                 3,128                *
J. David Wargo...............            0                *                     0                *
All directors and executive
  officers as a group (14
  persons) (3)...............       69,650                *                69,650                *
                                    ======                ==               ======                ==

---------------
* Less than 1%.

(1) Assuming repurchase by us of 8,500,000 shares pursuant to the offer.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for purposes of computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3) Includes currently exercisable options to purchase the following shares for the following individual: Beason (800).

                                     * * *

                                       A-1